Exhibit 99

February 1, 2012

Dear Shareholder:

We are pleased to enclose your dividend check for $0.03 per share unless, of course, you have direct deposit of your dividends or it is deposited with your broker.

Below are selected financial highlights for 2011 I would like to share:

Selected Balance Sheet Numbers and Comments

	September 30,	September 30,
	12/31/11	12/31/10
Gross Loans	$785,268,000	$767,323,000
Investment Securities	$204,634,000	$184,952,000
Cash and Due from Banks	$52,124,000	$79,030,000
Total Deposits	$901,246,000	$892,463,000

Our total assets remained stable at approximately $1,100,000,000. Within the assets, we enjoyed positive loan growth. At a time when research indicates flat loan growth in Ohio, we increased our balances by almost $18,000,000. This was a result of our lending staff being attentive to our customers and reaching out to new customer opportunities. We also increased our investment securities by approximately $20,000,000. Our deposits increased a modest $9,000,000. Deposits are our raw material to fund loans and investments, but we remain cautious in our deposit pricing to protect our strong interest margin.

Selected Income Statement Numbers and Comments

	September 30,	September 30,
	12/31/11	12/31/10
Net Interest Income	$41,361,000	$41,461,000
Provisions for Loan Loss	$9,800,000	$17,940,000
Noninterest Income	$10,442,000	$9,481,000
Noninterest Expense	$37,198,000	$36,101,000
Net Income before Preferred Dividend	$10,442,000	$9,481,000

We are very pleased with the net income for the year. This was primarily a result of the decrease in the Provision for Loan Losses. Our net interest income was flat, even with the increase in loans and investments. As you are all aware, interest rates remain at all-time historic lows. In this rate environment, there will be downward pressure on the net interest income or margin. Keeping loan volumes up and deposit pricing modest will dampen this downward pressure. Our noninterest income increased approximately $1,000,000 while noninterest expenses increased approximately $1,000,000, offsetting each other.

Our Annual Report and Form 10-K filings will be available by mid-March. The information in the Annual Report will contain greater detail and narrative on our performance for 2011.

The annual meeting is scheduled for April 17, 2012 and will again be held the BGSU Firelands Campus in Huron, Ohio. We hope to see you there.

Sincerely,

James O. Miller
President & C.E.O.

Cautionary Statement Regarding Forward-Looking Information

Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and First Citizens Banc Corp assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.